ARTICLES OF INCORPORATION
                                       Of
                                 PAST-TELL LIMITED

WE, the undersigned natural persons, bona fide residents of Utah, over the age of twenty-one years, associating to establish a corporation for the business purposes hereinafter stated, do hereby act as incorporators of a corporation pursuant to the Utah Business Corporation Act, and we do adopt and declare the following as Articles of Incorporation for the same:

                                    ARTICLE I

The name of this Corporation is PAST-TELL LIMITED.

                                    ARTICLE II

The initial registered agent and the registered office are:

Registered Agent:            Sandra C. Sachs
Registered Office:           264 East 9800 South
                             Sandy City, Utah  84070

                                   ARTICLE III

The Duration of this corporation is perpetual.

                                    ARTICLE IV

The powers of this corporation shall be those enumerated, granted and specified in the Utah Business Corporation Act, or implied therefrom: and any and all powers necessary or convenient to effect any or all of the purposes for which the corporation is organized.

                                     ARTICLE V

The purposes for which this corporation is organized, are:

Section 1.  To generally engage in the business of
publishing: including but not limited to the buying and selling of manuscripts, including plays, novels, short stories, poetry, instruction manuals, catalogs and all other manner of prose. To have such works prepared for printing; including editing, proof-reading, type-setting and all other prerequisites to printing. To publish and license said literature for public use.

Section 2.  To engage in any and all other lawful business endeavors.

                                    ARTICLE VI
The aggregate number of shares which this corporation shall have the authority to issue shall be twenty-five million
(25,000,000) shares of a par value of 1 mill ($0.001) per share, or $25,000.

                              ARTICLE VII

There will be but one class of stock, namely common stock.
Each share shall be entitled to one vote in shareholder meetings and cumulative voting is denied. All shares shall be non-assessable with equal rights and privileges. Share holder pre-emptive rights are not accorded shareholders.

                               ARTICLE VIII

The Board of Directors shall consist of no less than three nor more than seven. The initial Board shall be three Directors, as follows:

Sandra C. Sachs, 264 East 9800 South, Sandy, Utah, 84070
Gene L. Bowling, 175 East 5900 South, Murray, Utah, 84107
Wendy L. Prince, 269 East 9800 South, Sandy, Utah, 84070

                              ARTICLE IX

This corporation shall not commence business until consideration of at least one thousand dollars ($1,000.00) has been paid into the corporation for the issuance of shares. However, this requirement shall not preclude transactions of the incurring of indebtedness which is incidental to its organization or to the obtaining of subscriptions to or payment for its shares by the founding group of individuals.

                               ARTICLE X

The following provisions shall govern shareholder meetings:

Section 1. An annual meeting of the shareholders shall be held at time and place within or without the State, and in further manner as may be provided in By-Laws or other action of the Board. Failure to hold an annual meeting as provided shall not, however, work a forfeiture or dissolution of the corporation.

Section 2. Thirty percent (30%) of the shares of common stock entitled to vote shall be necessary to constitute a quorum of shareholders. Affirmative vote of the majority of shares represented shall be the act of the shareholders, at any annual or special meeting - unless higher approval is required by law concerning a specific subject matter or proposition.

Section 3. Special meeting of the shareholders may be called by the Board, the Chairman of the Board, the President, or the holders of not less than ten percent (10%) of all shares that would be entitled to vote at the meeting, or by such other officers or persons as may be additionally provided in By-Laws.

                              ARTICLE XI

Other provision regulating internal affairs of the corporation are:

Section 1.  A director need not be a shareholder.
Directors' terms shall be until proper stockholder meeting is called and successors are elected and qualify. A majority of the Board shall constitute a quorum. Board meetings may be held within or without the State, upon notice or waives as prescribed in By-Laws, neither the business to be transacted nor the purposes of any regular or special Board meeting need be specified in the notice of meeting, or waiver thereunto appertaining.

Section 2.  The affairs of the Corporation shall be
governed by these articles until By-Laws are adopted and thereafter shall be governed by these Articles and the By-Laws.
The Board shall have the power to adopt By-Laws and amend same at any regular or special Board meeting.

Section 3. The Board of Directors shall have the power to fix the fiscal period of the corporation, and until changed the fiscal period shall be the calendar year.

Section 4. Officers of the corporation shall include a President, a Vice-President, and a Secretary and Treasurer whose offices may be combined. Officers shall be elected by the Board. Additional offices may be established through By-Laws or other Board action. Upon election of Directors at shareholders meetings, said Directors shall immediately convene as a Board and elect officers. Tenure of officers otherwise shall be at discretion of the Board.

Section 5. Duties of the Officers shall be those usually and normally incumbent upon holders of such offices, and in conformity with By-Laws adopted and policy set by the Board. Officers shall prepare and maintain necessary and usual books, records and financial accounts.

                             ACTICLE XII

No contract or other transaction between this corporation and any other corporation or entity shall be affected or invalidated solely by the fact that any director or officer of this corporation is interested in, or is a director or officer of such other corporation or entity; provided, that the full extent of the interest and connection of such director or officer shall have been fully or satisfactorily disclosed to this corporate Board of Directors, and no Board member disapproves of such contract or transaction under the circumstances disclosed.

Executed by the undersigned incorporators, at Salt Lake
City, Utah on this 5th day of July, 1984.


/s/  Sandra C. Sachs
Sandra C. Sachs, Director
/s/  Gene L. Bowling
Gene L. Bowling, Director


/s/  Wendy L. Prince
Wendy L. Prince, Director

State of Utah            )
                         )ss.
County of Salt Lake      )

BE IT KNOWN AND REMEMEBERED, that personally appearing before me, a Notary Public in and for the County and State aforesaid, Sandra C. Sachs, Wendy L. Prince and Gene Bowling, personally known to me to be the same and being the incorporators and all of same who signed the foregoing Articles of incorporation; and I having made known to them and each of them the contents of said Articles, they did under oath severally acknowledge their signature as their free act and deed and that the facts are truly set forth therein.

Given under my hand and seal of office this 5th day of July, 1984, Sandy City, Utah.


/s/
Notary Public